                                                       Exhibit 11

                              THE HILLHAVEN CORPORATION

                   Statement Re:  Computation of Per Share Earnings
                      (In thousands, except per share amounts)
                                        Three Months Ended   Six Months Ended
                                           November 30,        November 30,
                                          1994      1993      1994      1993
     FOR PRIMARY EARNINGS PER SHARE

     Shares outstanding at beginning
       of period (1) <F1>                   28,444    22,232   28,435    22,241
     Shares issued upon exercise of
       stock options and convertible
       debentures                              30        25       21        17
     Dilutive effect of outstanding stock
       options and contingent shares          268       216      230       210
     Dilutive effect of warrants held
       by NME                                 ---     2,390      ---     2,271
     Restricted shares issued
       (forfeited)                            124       ---       61        (8)
     Weighted average number of shares
       and share equivalents
       outstanding (2) <F2>                28,866    24,863   28,747    24,731

     Income before extraordinary
       item (1)                         $  16,192  $ 26,115  $27,586  $ 34,295
     Preferred stock dividends             (1,736)   (2,672)  (3,379)   (3,394)

     Adjusted income                       14,456    23,443   24,207    30,901

     Extraordinary charge - early
       extinguishment of debt,
       net of tax                             (52)     (940)    (174)     (940)


     Net income as adjusted             $  14,404   $22,503  $24,033   $29,961

     Primary earnings per share:

       Income before extraordinary
         item                           $     .50   $   .95  $   .85   $  1.25

       Extraordinary charge                   ---      (.04)    (.01)     (.04)

         Net income                     $     .50   $   .91  $   .84   $  1.21

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
                                                    Exhibit 11 (Continued)

                              THE HILLHAVEN CORPORATION

                   Statement Re:  Computation of Per Share Earnings
                      (In thousands, except per share amounts)
                                        Three Months Ended   Six Months Ended
                                           November 30,        November 30,
                                          1994      1993      1994      1993
     FOR FULLY DILUTED EARNINGS PER SHARE

     Weighted average number of shares
       used in primary calculation         28,866    24,863   28,747    24,731
     Additional dilutive effect of
       stock options and warrants             ---       268        8       390
     Assumed conversion of dilutive
       convertible debentures               8,026     8,384    8,036     8,384
     Fully diluted weighted average
       number of shares (2) <F2>            36,892    33,515   36,791    33,505

     Income before extraordinary
       charge adjusted per
       primary calculation               $  14,456   $23,443  $24,207   $30,901

     Adjustment for interest expense         2,412     2,358    4,825     4,486
     Income tax effect                        (627)     (613)  (1,255)   (1,166)

     Interest on convertible
       debentures, net of tax                1,785     1,745    3,570     3,320

     Adjusted income                        16,241    25,188   27,777    34,221

     Extraordinary charge - early
       extinguishment of debt,
       net of tax                              (52)     (940)    (174)     (940)

     Adjusted income used in fully-
       diluted calculation               $  16,189   $24,248   $27,603  $33,281

     Fully-diluted earnings per share:

       Income before extraordinary
         charge                          $     .44   $   .75   $   .75  $  1.02

       Extraordinary charge                    ---      (.03)      ---     (.03)

         Net income                      $     .44   $   .72   $   .75  $   .99
     ----------

     (1)<F1> Income and share amounts have been adjusted for the acquisition in October, 1994 of CPS Pharmaceutical Services, Inc. and Advanced Infusion Systems, Inc. The transaction was accounted for as a pooling of interests.
     (2)<F2> All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

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